NEWS RELEASE

	Contacts:	Rob Capps, Executive VP & CFO Mitcham Industries, Inc. 936-291-2277
FOR IMMEDIATE RELEASE		Jack Lascar / Karen Roan Dennard ? Lascar Associates 713-529-6600

MITCHAM INDUSTRIES REPORTS
FISCAL 2015 THIRD QUARTER RESULTS

Third quarter equipment leasing revenues increased 81% year over year
Third quarter EBITDA rose 100% year over year

HUNTSVILLE, TX – DECEMBER 9, 2014 – Mitcham Industries, Inc. (NASDAQ: MIND) today announced financial results for its fiscal 2015 third quarter ended October 31, 2014.

Total revenues for the third quarter of fiscal 2015 increased 13% to $22.9 million compared to $20.3 million in the third quarter of fiscal 2014. Equipment leasing revenues, excluding equipment sales, increased 81% to $14.3 million in the third quarter compared to $7.9 million in the same period last year. The Company reported a net loss of $397,000, or $(0.03) per share, in the third quarter of fiscal 2015 compared to a net loss of $2.6 million, or $(0.21) per share, in the third quarter of fiscal 2014. Last year’s third quarter included a charge to provision for doubtful accounts of $1.0 million, or approximately $0.07 per share after-tax. Excluding this charge, net loss for the third quarter of fiscal 2014 was $1.7 million, or $(0.14) per share.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the third quarter of fiscal 2015 more than doubled to $9.1 million, or 40% of revenues, from $4.5 million, or 22% of revenues, in the third quarter of fiscal 2014. EBITDA, which is not a measure determined in accordance with United States generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income and cash provided by operating activities in the accompanying financial tables.

Bill Mitcham, President and CEO, stated, “We are pleased that we delivered year-over-year and sequential improvement in leasing revenues during the quarter, especially considering the general softness in the seismic market. This improvement was primarily led by improved activity in the U.S., Latin America, the Pacific Rim and Europe. Revenues in our Equipment Leasing segment benefitted significantly from a large job in the U.S. that was completed by the end of the quarter. Latin American land activity improved during the third quarter as two projects that had been delayed due to permitting issues were completed. Our European business contributed considerably to the third quarter as we benefitted from a large job that is continuing in the fourth quarter. We also saw increased activity in the Pacific Rim and in the Middle East.

“Marine leasing activity remained soft in the third quarter due to ongoing consolidation in the industry, and this trend is expected to continue through the balance of this year. Seamap results improved from a year ago but declined sequentially as no major systems were delivered during the third quarter, and none are currently anticipated for the fourth quarter. We are pleased that the Digishot™ and Sleeve gun product lines purchased by Seamap earlier this year continue to meet our performance expectations.

“Looking at the balance of the year, we expect our fourth quarter equipment leasing revenues to be similar to the third quarter. However, the timing of some projects can have a material effect, positively or negatively. Based on orders currently being processed, we expect a solid winter season in Russia, with the demand for equipment at least as strong as last year. However, at this point we do not expect the Canadian winter season to improve materially from last year due to the continuation of soft exploration activity in that region. We have good visibility in Europe for the remainder of this year, although at a lower level of activity than the third quarter due to the onset of winter.

“As we have previously stated, over the past several quarters we have been in the midst of a slowdown in the seismic industry as oil and gas companies have been increasingly focused on improving capital returns and cash flow generation. This has resulted in a shift of their capital spending towards production and less to exploration, and the recent decline in oil and gas prices seems to be accelerating this trend. Should there be further softening of prices, we could see oil and gas companies cancel or postpone exploration projects that are currently scheduled. A preliminary look into our next fiscal year reveals uncertainty as the overall seismic market continues to be soft and our visibility limited. However, there are pockets of opportunity, with potential prospects in Alaska, Eastern Europe, the Pacific Rim and Latin America. In the meantime, we continue to maintain a strong financial position. We have generated $16.5 million in cash flow from operating activities so far this year and have over $25 million of additional liquidity available under our revolving credit agreements. We have considerable experience navigating these industry cycles and are well positioned to make the most of any opportunities that may occur in this environment.”

FISCAL 2015 THIRD QUARTER RESULTS

Total revenues for the third quarter of fiscal 2015 were $22.9 million compared to $20.3 million in the same period last year. A significant portion of our revenues is typically generated from geographic areas outside the United States. The percentage of revenues from international customers was approximately 79% in the third quarter of fiscal 2015 compared to 83% of revenues in the third quarter of fiscal 2014.

Equipment leasing revenues for the third quarter of fiscal 2015, excluding equipment sales, were $14.3 million compared to $7.9 million in the same period last year. The year-over-year increase in third quarter equipment leasing revenues was primarily driven by activity in the U.S. and Latin America, where several large jobs were completed during the third quarter, as well as increased activity in Russia, the Pacific Rim, the Middle East and Eastern Europe. This improvement was partially offset by weak activity in Canada, as well as ongoing softness in marine leasing due to excess capacity in the market.

Lease pool equipment sales were $0.5 million in the third quarter of fiscal 2015 compared to $3.2 million in the third quarter a year ago. Sales of new seismic, hydrographic and oceanographic equipment were $2.4 million for the third quarter of fiscal 2015 compared to $3.7 million in the third quarter of fiscal 2014.

Seamap equipment sales for the third quarter of fiscal 2015 increased 5% to $5.8 million compared to $5.5 million in the same period a year ago. There were no large system deliveries in the third quarters of fiscal 2015 and fiscal 2014 thus Seamap revenues consisted solely of other equipment sales and after-market business including replacement parts, engineering services and ongoing support and repair services.

Direct costs related to equipment leasing in the third quarter of fiscal 2015 were $2.3 million, or 16% of leasing revenues, compared to $1.5 million, or 19% of leasing revenues, in the third quarter of fiscal 2014. The increase in these costs in the third quarter of fiscal 2015 resulted from the cost to sub-lease certain equipment and the cost to reposition equipment from one geographic area to another.

Lease pool depreciation expense in the third quarter of fiscal 2015 increased 20% to $8.6 million from $7.2 million in the same period a year ago, primarily due to lease pool equipment purchased in the fourth quarter of fiscal 2014 and in the first half of fiscal 2015.

Gross profit in the third quarter of fiscal 2015 increased 41% to $7.0 million compared to $5.0 million in the third quarter a year ago. Gross profit margin in the third quarter of fiscal 2015 rose to 31% compared to 24% in the third quarter of fiscal 2014 due to stronger equipment leasing revenues.

FISCAL 2015 FIRST NINE MONTHS RESULTS

Total revenues for the first nine months of fiscal 2015 were $68.2 million compared to $68.5 million for the first nine months of fiscal 2014. Equipment leasing revenues, excluding equipment sales, were $38.7 million in the first nine months of fiscal 2015 compared to $34.4 million in the same period a year ago. Lease pool equipment sales in the first nine months of fiscal 2015 were $2.9 million versus $6.2 million in the first nine months of fiscal 2014. Sales of new seismic, hydrographic and oceanographic equipment for the first nine months of fiscal 2015 were $7.1 million compared to $11.4 million in the first nine months of fiscal 2014. Seamap equipment sales for the first nine months of fiscal 2015 were $19.6 million compared to $16.4 million in the same period of last year.

Gross profit in the first nine months of fiscal 2015 was $21.5 million compared to $23.9 million in the first nine months of fiscal 2014. Gross profit margin in the two periods was 32% and 35%, respectively. The first nine months of fiscal 2015 generated a nominal net loss of $7,000, compared to net income of $3.0 million, or $0.23 per diluted share, for the first nine months of fiscal 2014. EBITDA for the first nine months of fiscal 2015 was $28.7 million, or 42% of total revenues, compared to $27.0 million, or 39% of total revenues, in the first nine months of fiscal 2014.

SHARE REPURCHASE PROGRAM

In April 2013, our Board of Directors authorized a share repurchase program for up to 1.0 million shares of common stock through December 31, 2014. In the third quarter of fiscal 2015, we repurchased 693,700 shares at an average cost of approximately $10.94 per share. These purchases were made in open market transactions. We have now repurchased all shares authorized under this program. Our Board of Directors may consider authorizing additional share repurchases in the future.

CONFERENCE CALL

We have scheduled a conference call for Wednesday, December 10, 2014 at 9:00 a.m. Eastern Time to discuss our fiscal 2015 third quarter results. To access the call, please dial (201) 689-8349 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging onto the site and clicking “Investor Relations.” A telephonic replay of the conference call will be available through December 24, 2014 and may be accessed by calling (201) 612-7415 and using pass code 13595295#. A webcast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard ? Lascar Associates (713) 529-6600 or email dwashburn@dennardlascar.com.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Budapest, Hungary; Lima, Peru; Bogota, Colombia and the United Kingdom, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry. Through its Seamap business, Mitcham designs, manufactures and sells specialized seismic marine equipment.

Certain statements and information in this press release concerning results for the quarter ended October 31, 2014 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publically update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	October 31, 2014	January 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$9,069	$15,162
Restricted cash	-	81
Accounts receivable, net	30,430	29,514
Contracts and notes receivable	3,338	1,005
Inventories, net	11,158	8,338
Prepaid income taxes	1,317	2,177
Deferred tax asset	1,562	1,968
Prepaid expenses and other current assets	9,866	3,915

Total current assets	66,740	62,160
Seismic equipment lease pool and property and equipment, net	112,803	129,573
Intangible assets, net	11,905	3,201
Goodwill	5,661	4,320
Deferred tax asset	8,217	6,133
Other assets	1,902	32

Total assets	$207,228	$205,419

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,489	$10,745
Current maturities – long-term debt	2,421	75
Deferred revenue	179	35
Accrued expenses and other current liabilities	4,605	1,583

Total current liabilities	13,694	12,438
Non-current income taxes payable	-	408
Long-term debt, net of current maturities	32,141	22,125

Total liabilities	45,835	34,971
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	-	—
Common stock, $0.01 par value; 20,000 shares authorized; 14,012 and 13,907 shares issued at October 31, 2014 and January 31, 2014, respectively	140	139
Additional paid-in capital	119,496	118,156
Treasury stock, at cost (1,928 and 1,075 shares at October 31, 2014 and January 31, 2014, respectively)	(16,851)	(7,075)
Retained earnings	61,109	61,116
Accumulated other comprehensive income	(2,501)	(1,888)

Total shareholders’ equity	161,393	170,448

Total liabilities and shareholders’ equity	$207,228	$205,419

MITCHAM INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended October 31,		For the Nine Months
			Ended October 31,
	2014	2013	2014	2013
Revenues:
Equipment leasing	$14,285	$7,900	$38,672	$34,435
Lease pool equipment sales	475	3,169	2,861	6,188
Seamap equipment sales	5,791	5,537	19,560	16,422
Other equipment sales	2,355	3,669	7,090	11,416

Total revenues	22,906	20,275	68,183	68,461

Cost of sales:
Direct costs — equipment leasing	2,343	1,465	4,700	3,857
Direct costs — lease pool depreciation	8,634	7,216	26,195	22,021
Cost of lease pool equipment sales	193	1,119	1,016	2,080
Cost of Seamap and other equipment sales	4,729	5,522	14,785	16,653

Total cost of sales	15,899	15,322	46,696	44,611

Gross profit	7,007	4,953	21,487	23,850
Operating expenses:
General and administrative	6,159	6,086	18,951	18,173
Provision for doubtful accounts	—	1,048	—	1,048
Depreciation and amortization	654	371	1,566	1,124

Total operating expenses	6,813	7,505	20,517	20,345

Operating income (loss)	194	(2,552)	970	3,505
Other (expenses) income:
Interest, net	(147)	(37)	(347)	120
Other, net	(387)	(517)	(140)	222

Total other (expenses) income	(534)	(554)	(487)	342

(Loss) income before income taxes	(340)	(3,106)	483	3,847
(Provision) benefit for income taxes	(57)	478	(490)	(861)

Net (loss) income	$(397)	$(2,628)	$(7)	$2,986

Net (loss) income per common share:
Basic	$(0.03)	$(0.21)	$(0.00)	$0.23

Diluted	$(0.03)	$(0.21)	$(0.00)	$0.23

Shares used in computing net income per common share:
Basic	12,476	12,767	12,631	12,766
Diluted	12,476	12,767	12,631	13,180

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Nine Months
	Ended October 31,
	2014	2013
Cash flows from operating activities:
Net income	$(7)	$2,986
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,866	23,242
Stock-based compensation	1,006	839
Provision for doubtful accounts, net of charge offs	—	1,048
Provision for inventory obsolescence	44	70
Gross profit from sale of lease pool equipment	(1,845)	(4,108)
Excess tax benefit from exercise of non-qualified stock options and restricted shares	—	(44)
Deferred tax benefit	(1,742)	(2,495)
Changes in working capital items:
Accounts receivable	(1,076)	(4,569)
Contracts and notes receivable	(2,632)	1,277
Inventories	630	(2,827)
Prepaid expenses and other current assets	(7,449)	(1,449)
Income taxes payable	(331)	3,382
Accounts payable, accrued expenses, other current liabilities and deferred revenue	2,079	1,338

Net cash provided by operating activities	16,543	18,690

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(15,079)	(13,308)
Acquisition of business	(14,500)	—
Purchases of property and equipment	(375)	(452)
Sale of used lease pool equipment	2,861	6,188

Net cash used in investing activities	(27,093)	(7,572)

Cash flows from financing activities:
Net proceeds from (payments on) revolving line of credit	2,500	(1,000)
Net proceeds from term loan	10,000	—
Payments on borrowings	(74)	(105)
Net purchases of short-term investments	85	30
Proceeds from issuance of common stock upon exercise of options	99	275
Purchase of treasury stock	(9,776)	(2,200)
Excess tax benefit from exercise of non-qualified stock options and restricted shares	—	44
Net cash provided by (used in) financing activities	2,834	(2,956)
Effect of changes in foreign exchange rates on cash and cash equivalents	1,623	897

Net change in cash and cash equivalents	(6,093)	9,059
Cash and cash equivalents, beginning of period	15,162	15,150

Cash and cash equivalents, end of period	$9,069	$24,209

Mitcham Industries, Inc.

Reconciliation of Net Income and Net Cash Provided by Operating Activities to EBITDA

	For the Three Months Ended		For the Nine Months Ended
	October 31,		October 31,
	2014	2013	2014	2013
		(in thousands)		(in thousands)
Reconciliation of Net income to EBITDA and Adjusted EBITDA
Net (loss) income	$(397)	$(2,628)	$(7)	$2,986
Interest expense (income), net	147	37	347	(120)
Depreciation and amortization	9,321	7,618	27,866	23,242
Provision (benefit) for income taxes	57	(478)	490	861

EBITDA (1)	9,128	4,549	28,696	26,969
Stock-based compensation	310	287	1,006	839

Adjusted EBITDA (1)	$9,438	$4,836	$29,702	$27,808

Reconciliation of Net cash provided by operating activities to EBITDA
Net cash (used in) provided by operating activities	$(2,607)	$2,729	$16,543	$18,690
Stock-based compensation	(310)	(287)	(1,006)	(839)
Provision for doubtful accounts	—	(1,048)	—	(1,048)
Changes in trade accounts, contracts and notes receivable	4,467	2,053	3,708	3,292
Interest paid	184	124	576	206
Taxes paid, net of refunds	(540)	(3,699)	836	(74)
Gross profit from sale of lease pool equipment	282	2,050	1,845	4,108
Changes in inventory	(214)	1,799	(630)	2,827
Changes in accounts payable, accrued expenses and other current liabilities and deferred revenue	1,305	886	(2,079)	(1,338)
Changes in prepaid expenses and other current assets	5,210	67	7,449	1,449
Other	1,351	(125)	1,454	(304)

EBITDA (1)	$9,128	$4,549	$28,696	$26,969

(1)	EBITDA is defined as net income before (a) interest expense, net of interest income, (b) provision for (or benefit from) income taxes and (c) depreciation, amortization and impairment. Adjusted EBITDA excludes stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance calculated in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The covenants of our credit agreements contain financial covenants that are based upon EBITDA or Adjusted EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance and liquidity of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under U.S. GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with U.S. GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc.
Segment Operating Results
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	October 31,		October 31,
	2014	2013	2014	2013
		($in thousands)		($in thousands)
Revenues:
Equipment Leasing	$17,115	$14,738	$48,623	$52,039
Seamap	5,827	5,608	20,032	16,584
Inter-segment sales	(36)	(71)	(472)	(162)

Total revenues	22,906	20,275	68,183	68,461

Cost of sales:
Equipment Leasing	12,998	12,784	37,164	36,946
Seamap	2,982	2,651	9,884	7,962
Inter-segment costs	(81)	(113)	(352)	(297)

Total cost of sales	15,899	15,322	46,696	44,611

Gross profit	7,007	4,953	21,487	23,850
Operating expenses:
General and administrative	6,159	6,086	18,951	18,173
Provision for doubtful accounts	—	1,048	—	1,048
Depreciation and amortization	654	371	1,566	1,124

Total operating expenses	6,813	7,505	20,517	20,345

Operating income (loss)	$194	$(2,552)	$970	$3,505

Equipment Leasing Segment:
Revenue:
Equipment leasing	$14,285	$7,900	$38,672	$34,435
Lease pool equipment sales	475	3,169	2,861	6,188
New seismic equipment sales	52	294	996	569
SAP equipment sales	2,303	3,375	6,094	10,847

	17,115	14,738	48,623	52,039
Cost of sales:
Direct costs-equipment leasing	2,343	1,466	4,700	3,857
Lease pool depreciation	8,668	7,279	26,256	22,188
Cost of lease pool equipment sales	193	1,119	1,016	2,080
Cost of new seismic equipment	54	234	584	434
sales
Cost of SAP equipment sales	1,740	2,686	4,608	8,387

	12,998	12,784	37,164	36,946

Gross profit	$4,117	$1,954	$11,459	$15,093

Gross profit %	24%	13%	24%	29%
Seamap Segment:
Equipment sales	$5,827	$5,608	$20,032	$16,584
Cost of equipment sales	2,982	2,651	9,884	7,962

Gross profit	$2,845	$2,957	$10,148	$8,622

Gross profit %	49%	53%	51%	52%

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